Exhibit 10.17

October 1, 2013

DEAN LEDGER

CHIEF EXECUTIVE OFFICER

GLOBAL PHOTONIC ENERGY CORPORATION

20 TRADING POST WAY

MEDFORD LAKES, NEW JERSEY 08055

Dear Dean,

This Engagement Letter shall serve as our agreement that Global Photonic Energy Corporation (the “Client”) has retained Tobin Tao & Company, Inc. (“Tobin Tao”) to provide consulting services as described herein. The parties agree that this Engagement Letter and the attached Statement of Work (Attachment 1) and Terms of Business (Attachment 2) form the services agreement between Tobin Tao and Client (collectively the “Agreement”) as of the Start Date (described below).

1.	Scope of services. Tobin Tao shall use its best efforts to provide Client the services as described in Attachment 1. These Services include: prelisting support and preparation, investor relations and capital markets consulting, market intelligence and analysis, financial communications support, and investor and analyst outreach and coordination. Services outside the scope of our Agreement are subject to additional or different fee arrangements which shall be agreed upon in writing by Client and Tobin Tao prior to commencement of work.

2.	Term. This Agreement is effective as of October 1, 2013 (the “Start Date”). This Agreement shall remain in effect for 27 consecutive months following the Start Date (the “Initial Term”). After the initial 12 months, Tobin Tao and Client will review the amount of work conducted on the Client’s account and make reasonable adjustments to future work scope and/or fee structure that is agreeable to both parties. After the Initial Term, unless otherwise amended by the parties, this Agreement renews on a month to month basis; each renewal term being one calendar month (“Renewal Term”). During the Initial Term and subsequent Renewal Terms, either party may terminate this Agreement in accordance with the terms in Attachment 2.

3.	Professional fees. Upon signing of this Agreement, Client shall pay Tobin Tao $10,000, which shall be applied as payment for services during the first month (October 2013). Beginning on November 1, 2013, Client shall pay Tobin Tao a retainer fee of $10,000 per month, which shall be billed on the first of each month and becomes due and payable within thirty (30) days. The retainer fee shall be pro-rated for any month in which services are provided for less than four weeks (28 days). In addition, the Client shall reimburse Tobin Tao for reasonable and necessary out-of-pocket expenses and other charges in accordance with Tobin Tao’s standard policies, as set forth in Attachment 2. Fees will be invoiced in U.S. Dollars and paid into Tobin Tao’s bank account as identified on the invoice and exclude any applicable taxes and bank charges.

4.	Equity consideration. Client shall also grant Tobin Tao warrants to purchase 162,000 shares of common stock at an exercise price equivalent to the stock price set in the Client’s initial capital raise subsequent to the Start Date. These warrants shall vest on a monthly basis (6,000 per month) on the first day of each month during the Initial Term, beginning on October 1, 2013. These warrants shall expire on December 31, 2020.

5.	Terms and conditions. Please reference Attachment 2 for important terms and conditions relating to this Agreement. Notices shall be provided as follows:

To Tobin Tao:	Mark Tobin	To Client:	Dean Ledger
	500 State College Blvd., Suite 1100		20 Trading Post Way
	Orange, CA 92868		Medford Lakes, NJ 08055
	mtobin@tobintao.com		dledger@globalphotonic.com

If after full review, our Agreement is acceptable to you, please sign and return the enclosed and keep a copy for your records.

Sincerely,

TOBIN TAO & COMPANY, INC.		AGREED: GLOBAL PHOTONIC ENERGY CORPORATION

BY:	/s/ Mark Tobin	BY:	/s/ Dean Ledger
	Mark Tobin, Managing Partner		Dean Ledger, Chief Executive Officer